Exhibit 99.1

CONTACTS:
Patrick Spangler, CFO
ev3 Inc.
(763) 398-7000
pspangler@ev3.net
MEDIA RELATIONS:
Laura Nobles
Nobles Communications
(310) 795-0497
laura@noblescommunications.com
INVESTOR RELATIONS:
Marian Briggs
Padilla Speer Beardsley
(612) 455-1742
mbriggs@psbpr.com

ev3 Inc. Reports Third Quarter Financial Results
Conference Call Scheduled for October 31, 2007 at 8:00 a.m. CT;
Simultaneous Webcast at www.ev3.net
PLYMOUTH, Minn. — October 31, 2007 — ev3 Inc. (NASDAQ: EVVV), a global endovascular device company, today reported financial results for its fiscal third quarter of 2007.
As previously reported, ev3’s net sales in the third quarter of 2007 increased 25% to approximately $65.1 million versus net sales of $51.9 million in the third quarter of 2006. The company’s guidance range for third quarter net sales was $64 to $68 million. This third quarter sales growth reflected a strong contribution from ev3’s peripheral vascular and neurovascular business segments as well as domestic and international markets.
Jim Corbett, chairman, president and CEO of ev3 Inc., commented, “We are pleased with our third quarter sales growth and are carrying solid momentum into this exciting new phase of growth and opportunity for the combined ev3 and FoxHollow organization.”
ev3’s net loss for the third quarter of 2007 increased to $36.5 million compared to $12.5 million in the third quarter of 2006. ev3’s net loss per common share was $0.60 for the third quarter of 2007 compared to a net loss of $0.22 per common share for the third quarter of 2006. The third quarter of 2007 net loss
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reflects a special charge of $20.2 million related to the agreements in principle to settle certain litigation as described below and $4.6 million of integration expenses related to the merger with FoxHollow. Total weighted average common shares outstanding used in the per share calculations were 60.4 million and 57.0 million for the third quarter of 2007 and 2006, respectively.
ev3’s earnings before interest, taxes, depreciation and amortization (EBITDA), excluding charges for non-cash stock-based compensation, was a negative $28.4 million in the third quarter of 2007, compared to a negative $5.0 million in the third quarter of 2006. Third quarter of 2007 EBITDA, excluding charges for non-cash stock-based compensation, includes the agreements in principle to settle certain litigation of $20.2 million and $4.6 million of integration related expenses described above. ev3 uses the non-GAAP financial measure, EBITDA, excluding charges for non-cash stock-based compensation, as a supplemental measure of performance and believes that this measure facilitates operating performance comparisons from period to period and company to company. A reconciliation of these non-GAAP numbers to ev3’s net loss for the respective periods can be found immediately following the detail of net sales by geography later in this press release. This information is also available on the company’s website at www.ev3.net.
Agreements in Principle to Settle Litigation
The significant increase in ev3’s net loss for third quarter of 2007 compared to the same period last year is primarily due to a $20.2 million special charge related to recent agreements in principle to settle certain patent infringement and other litigation between ev3 and its subsidiaries, The Regents of the University of California and Boston Scientific Corporation. As previously announced by ev3 earlier today, the terms of the agreements in principle include the following: all claims by all parties will be dismissed; ev3 will continue to be able to sell all involved product lines with no future royalty obligation; and ev3 will make a one-time payment of approximately $11.7 million to the University of California and a one-time payment of approximately $3.7 million to Boston Scientific. Products involved in the litigation include embolic protection devices and certain detachable embolic coils. The settlements remain subject to negotiation of final written agreements among the parties and the settlement terms with the University of California remain subject to final approval by The Regents of the University of California. The $20.2 million special charge consists of amounts expected to be paid by ev3 to the parties and legal fees and expenses associated with the litigation.
Sales Review
In the third quarter of 2007, ev3’s neurovascular segment net sales increased 27% to $26.4 million versus $20.7 million in the third quarter of 2006. Within the neurovascular business segment, sales of embolic products increased 44% to $14.7 million from $10.2 million, and sales of neurovascular access and
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delivery products were up 10% to $11.7 million from $10.5 million. The primary growth drivers for the neurovascular segment were the continued market penetration of both the Onyx Liquid Embolic System for the treatment of brain arterio-venous malformations (AVMs) and the launch of the new Axium coil.
Peripheral vascular segment net sales in the third quarter of 2007 increased 24% to $38.7 million versus $31.2 million in the third quarter of 2006. Within the peripheral vascular business segment, stent sales increased 40% to $23.1 million from $16.5 million. Sales of thrombectomy and embolic protection products declined 7% to $5.4 million from $5.8 million, while sales of procedural support and other peripheral vascular products increased 15% to $10.2 million from $8.9 million. The largest contributor to the growth in the peripheral vascular segment was the EverFlex stent, while the decline in thrombectomy and embolic protection sales was due to a shift in marketing focus for certain thrombectomy products.
On a geographic basis, ev3’s third quarter of 2007 U.S. net sales increased 23% to $38.3 million, while third quarter of 2007 international net sales increased 29% to $26.8 million, over the prior-year quarter. Changes in foreign currency exchange rates had a positive impact of approximately $1.2 million on third quarter of 2007 net sales compared to the third quarter of the prior year.
Outlook — Fourth Quarter 2007
ev3 reiterated its previously communicated outlook for fourth quarter of 2007 net sales of $108 million or greater. Fourth quarter revenue guidance does not include FoxHollow sales for the first four days of the quarter prior to the completion of the merger, estimated to be $3.9 million. Fourth quarter revenue guidance also anticipates reduced sales force productivity during the company’s integration and sales training. As a result of restructuring charges, business integration-related expenses and purchase accounting adjustments, ev3 expects to incur a significant net loss in the fourth quarter of 2007.
ev3 currently estimates one-time transaction and integration-related cash outflows related to the merger to be approximately $73 million. While a significant portion of the cash outflows will be accounted for under purchase accounting, ev3 expects the impact on earnings from these one-time expenses to be approximately $8 to $10 million in the fourth quarter of 2007, exclusive of any in-process research and development charges related to the purchase accounting. Including all such cash expenditures, and also litigation expenditures as discussed above, ev3 expects its available cash at year end to be approximately $45 million.
Outlook — 2008
ev3 reiterated its previously communicated outlook for full year 2008 net sales of $570 million or greater. This guidance assumes a delay in the approval of the FoxHollow RockHawk device and lower than
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originally anticipated revenue recognized from the agreement with Merck & Co., Inc. due to purchase accounting adjustments required in connection with the merger. ev3 also reiterated its expectations for adjusted earnings per share, including the impact of amortization expense, but excluding one-time transaction-related costs, to be $0.55 cents per share or greater based on approximately 107 million of outstanding shares. Excluding all amortization expense, adjusted earnings per share in 2008 would be approximately $0.25 higher. ev3 expects the impact on earnings from one-time expenses in 2008 to be approximately $1 to $3 million.
Pro Forma Combined 2007 Quarterly Net Sales; Fourth Quarter 2007 Guidance
As previously announced, ev3 and FoxHollow Technologies, Inc. successfully completed their merger on October 4, 2007. The unaudited combined financial information in the table below summarizes the combined consolidated net sales results, on a pro forma basis, as though the companies had been combined as of the beginning of each of the periods presented. This table also shows the fourth quarter 2007 guidance previously announced by ev3 for the combined entity. The following pro forma financial information is presented for informational purposes only and is not indicative of the net sales that would have been achieved if the merger had taken place at the beginning of each of the periods presented nor are they indicative of the combined company’s net sales following the merger. The following pro forma financial information has been derived from the respective historical consolidated financial statements of ev3 and FoxHollow and no adjustments or assumptions have been made regarding the combined company after giving effect to the merger. None of the net sales reflected for FoxHollow in the table below for periods on or prior to October 4, 2007 will be included in ev3’s consolidated financial results for fourth quarter 2007 or full year 2007. The column entitled “Q4 2007 Guidance” represents ev3’s current expectations for fourth quarter of 2007 net sales and therefore is forward-looking information and not derived from ev3’s or FoxHollow’s historical consolidated financial statements.

				10/1/07 - 10/4/07
				FoxHollow	Q4 2007
(Dollars in thousands)	Q1 2007	Q2 2007	Q3 2007	Stub Period*	Guidance
(unaudited)

ev3	$61,499	$65,396	$65,060
FoxHollow	49,217	50,620	51,997	$3,876

Total Pro-Forma Net Sales	$110,716	$116,016	$117,057	$3,876

Combined ev3 / FoxHollow					$108,000

*	Will not be included in ev3 Inc. consolidated fourth quarter of 2007 results
Conference Call Information
ev3 will host a conference call today, October 31, 2007, beginning at 8:00 a.m. CT to provide a brief overview of ev3’s financial results for the third quarter of 2007. Discussions during the conference call
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may include forward-looking statements regarding such topics as, but not limited to, the company’s net sales, cost of goods sold, operating expenses, distribution arrangements, clinical studies, regulatory status, financial position, merger integration efforts, restructuring charges, litigation status and comments the company may make about its future in response to questions from participants on the conference call. Any interested party may listen to the conference call through a live audio Webcast at www.ev3.net. For those unable to listen to the Webcast, a playback of the Webcast will be available at www.ev3.net for approximately 90 days. Those without Internet access may join the call from within the United States by dialing 800-299-9086; outside the United States dial 617-786-2903 passcode 13072134. A playback of the conference call will be available from 10:30 a.m. CT, October 31, 2007 until November 7, 2007 by dialing 888-286-8010 (United States) or 617-801-6888 (International), passcode 27865545.
About ev3 Inc.
ev3 Inc. is a global medical device company focused on improving the lives of patients with vascular disease through the development of innovative endovascular therapies.
ev3 and the ev3 logo are trademarks of ev3 Inc., registered in the U.S. and other countries. All trademarks and trade names referred to in this press release are the property of their respective owners.
Forward-Looking Statements
Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about anticipated revenue synergies and cost savings as a result of ev3’s merger with FoxHollow and the timing thereof, ev3’s future financial and operating results, anticipated expenses as a result of ev3’s merger with FoxHollow and the timing thereof, anticipated costs and expenses paid in connection with outstanding litigation and other statements identified by words such as “expect,” “anticipate,” “estimate,” “will,” “would,” “outlook,” “guidance,” or words of similar meaning and any other statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of ev3’s management and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: the failure to realize revenue synergies and cost-savings from ev3’s merger with FoxHollow or delay in realization thereof; the businesses of ev3 and FoxHollow not being integrated
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successfully, or such integration taking longer or being more difficult, time-consuming or costly to accomplish than expected; the failure to enter into settlement agreements with The Regents of the University of California and Boston Scientific Corporation on anticipated terms or at all; the impact of competitive products and pricing; changes in the regulatory environment; availability of third party reimbursement; potential margin pressure resulting from volume selling, as well as potential adverse effects on future product demand resulting from volume purchases; delays in regulatory approvals and the introduction of new products; and success of clinical testing. More detailed information on these and additional factors which could affect ev3’s operating and financial results is described in the company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and its registration statement on Form S-4 filed in connection with its merger with FoxHollow. ev3 Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, ev3 undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.
Use of Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), ev3 uses certain non-GAAP financial measures. In this release, ev3 uses the non-GAAP financial measures, “EBITDA, excluding charges for non-cash stock-based compensation” and “adjusted earnings per share.” ev3 uses non-GAAP financial measures as supplemental measures of performance and believes these measures facilitate operating performance comparisons from period to period and company to company by factoring out potential differences caused by non-recurring, unusual or infrequent charges not related to ev3’s regular, ongoing business, variations in capital structure, tax positions, depreciation, non-cash charges and certain large and unpredictable charges. ev3 also believes that the presentation of certain non-GAAP financial measures provide useful information to investors in evaluating the company’s operations, period over period. Non-GAAP measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of the company’s results as reported under GAAP. When analyzing ev3’s operating performance, investors should not consider ev3’s EBITDA, excluding charges for non-cash stock-based compensation, as a substitute for ev3’s net loss or ev3’s adjusted earnings per share as a substitute for ev3’s net income (loss) per share prepared in accordance with GAAP. In addition, investors should note that any non-GAAP financial measures used by ev3 may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. Whenever ev3 uses historical non-GAAP financial measures, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial
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measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure. A reconciliation of ev3’s EBITDA, excluding charges for non-cash stock-based compensation, to ev3’s net loss can be found immediately following the detail of net sales by geography later in this press release. This information is also made available on the company’s website at www.ev3.net. ev3, however, does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation and net income (loss), net income (loss) per common share and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data. In particular, ev3 is providing adjusted earnings per share guidance in this release only on a non-GAAP basis due to the inherent uncertainties associated with forecasting the timing and amount of restructuring, impairment and other unusual and infrequent items associated with its merger with FoxHollow.
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ev3 Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2007	2006	2007	2006

Net sales	$65,060	$51,906	$191,955	$144,763

Operating expenses
Cost of goods sold (a)	23,097	17,666	65,916	52,333
Sales, general and administrative (a)	45,353	35,498	125,372	109,167
Research and development (a)	10,708	7,036	29,464	19,857
Amortization of intangible assets	3,952	4,483	11,916	13,008
(Gain) loss on sale or disposal of assets, net	—	18	(988)	142
Acquired in-process research and development	—	—	—	1,786
Special charges	20,183	—	20,183	—

Total operating expenses	103,293	64,701	251,863	196,293

Loss from operations	(38,233)	(12,795)	(59,908)	(51,530)

Other income:
Gain on sale of investments, net	—	—	—	(1,063)
Interest income, net	(417)	(258)	(823)	(1,471)
Other income, net	(1,554)	(152)	(2,066)	(1,533)

Loss before income taxes	(36,262)	(12,385)	(57,019)	(47,463)

Income tax expense	250	82	858	328

Net loss	$(36,512)	$(12,467)	$(57,877)	$(47,791)

Earnings per share:
Net loss per common share (basic and diluted)	$(0.60)	$(0.22)	$(0.98)	$(0.85)

Weighted average common shares outstanding	60,365,027	57,032,677	59,141,035	56,556,305

(a) Includes stock-based compensation charges of:
Cost of goods sold	$101	$127	$446	$496
Sales, general and administrative	2,100	1,389	6,166	4,554
Research and development	269	151	717	523

	$2,470	$1,667	$7,329	$5,573

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ev3 Inc.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	September 30,	December 31,
	2007	2006
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$49,336	$24,053
Short-term investments	7,800	14,700
Accounts receivable, less allowance of $4,130 and $3,924, respectively	58,476	45,137
Inventories	44,425	42,124
Prepaid expenses and other assets	9,185	7,162
Other receivables	1,721	2,669

Total current assets	170,943	135,845

Restricted cash	1,367	2,022
Property and equipment, net	25,131	24,072
Goodwill	149,061	149,061
Other intangible assets, net	38,462	40,014
Other assets	1,103	1,812

Total assets	$386,067	$352,826

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$15,422	$13,140
Accrued compensation and benefits	18,392	16,382
Accrued liabilities	36,608	10,102
Current portion of long-term debt	3,571	2,143

Total current liabilities	73,993	41,767

Long-term debt	7,321	5,357
Other long-term liabilities	889	468

Total liabilities	82,203	47,592

Stockholders’ equity

Common stock: $0.01 par value; 100,000,000 shares authorized; issued and outstanding: 61,079,654 and 57,594,742, respectively	611	576
Additional paid in capital	976,743	919,221
Accumulated deficit	(673,171)	(614,578)
Accumulated other comprehensive (loss) income	(319)	15

Total stockholders’ equity	303,864	305,234

Total liabilities and stockholders’ equity	$386,067	$352,826

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ev3 Inc.
SELECTED NET SALES INFORMATION
(Dollars in thousands)
(unaudited)
NET SALES BY SEGMENT

	For the Three Months Ended			For the Nine Months Ended
	September 30,	October 1,		September 30,	October 1,
	2007	2006	% change	2007	2006	% change
Peripheral Vascular
Stents	$23,105	$16,525	40%	$65,064	$45,591	43%
Thrombectomy and embolic protection	5,368	5,750	-7%	20,029	15,429	30%
Procedural support and other	10,240	8,894	15%	30,742	26,062	18%

Total peripheral vascular	38,713	31,169	24%	115,835	87,082	33%

Neurovascular
Embolic products	14,698	10,177	44%	40,451	26,972	50%
Neuro access and delivery products and other	11,649	10,560	10%	35,669	30,709	16%

Total neurovascular	26,347	20,737	27%	76,120	57,681	32%

Total company	$65,060	$51,906	25%	$191,955	$144,763	33%

NET SALES BY GEOGRAPHY

	For the Three Months Ended			For the Nine Months Ended
	September 30,	October 1,		September 30,	October 1,
	2007	2006	% change	2007	2006	% change
United States	$38,312	$31,127	23%	$113,028	$86,590	31%
International	26,748	20,779	29%	78,927	58,173	36%

Total net sales	$65,060	$51,906	25%	$191,955	$144,763	33%

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ev3 Inc.
NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2007	2006	2007	2006

Reconciliation of net loss to EBITDA

Net loss, as reported (GAAP basis)	$(36,512)	$(12,467)	$(57,877)	$(47,791)

Interest income, net	(417)	(258)	(823)	(1,471)
Income tax expense	250	82	858	328
Depreciation and amortization	5,829	5,927	17,403	17,024

EBITDA	$(30,850)	$(6,716)	$(40,439)	$(31,910)

Stock-based compensation	2,470	1,667	7,329	5,573

EBITDA, adjusted for stock-based compensation	$(28,380)	$(5,049)	$(33,110)	$(26,337)

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